Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	T 303-858-8358 F 303-858-8431 gevo.com

Gevo Signs Licensing and Joint Development Agreements With Praj

Praj to Make Substantial In-Kind Investment Into the Commercial Development of Isobutanol for Non-Corn Feedstocks to Enable the Licensing of Gevo’s Technology Across Praj’s Customer Base

ENGLEWOOD, Colo. – Nov. 9, 2015 – (GLOBAL NEWSWIRE) – Gevo, Inc. (NASDAQ: GEVO), announced today that it has entered into a license agreement and a joint development agreement with Praj Industries Limited (“Praj”) to enable the licensing of Gevo’s isobutanol technology to processors of non-corn based sugars, including the majority of Praj’s global customer base of ethanol plant owners.

As part of these agreements, Praj will invest substantial resources in the development and optimization of Gevo’s isobutanol technology for use with non-corn feedstocks including sugar cane, sugar beets, cassava, rice, sorghum, wheat and certain cellulosic sugars. This development work is anticipated to lead to process design packages (“PDP”) that would be expected to accelerate the licensing of Gevo technology to processors of these, particularly in Praj’s extensive customer base. The development work is expected to build upon the PDP that Gevo already has developed for corn, translating it to other feedstocks and plant configurations.

Praj would be the customer-facing entity marketing Gevo’s isobutanol technology to Praj’s existing customer base, and would provide the engineering, procurement and construction (“EPC”) services for such projects. Gevo would be the direct licensor of its technology to these end-customers. Globally, Praj is one of the leading suppliers of EPC services to the ethanol industry, having provided such services to approximately 350 ethanol plants across 65 countries. It is anticipated that Praj and Gevo will also work together to commercialize Gevo’s technology for making renewable jet fuel from isobutanol in India.

As previously announced, Gevo and Praj expect to license up to 250 million gallons of Biobutanol capacity over the next ten years under this partnership.

In addition to its PDP development, Praj will also contribute engineering services to optimize Gevo’s Luverne facility. Initially, the focus will be to optimize energy and water usage at the plant, which is expected to lead to an even lower cost isobutanol process.

“We are pleased to partner with Gevo in the commercialization of their isobutanol technology. We believe that the potential for isobutanol is significant and that it could provide our customers a path to meaningfully improve their profits. We have been working diligently with Gevo for the better part of 2015, and are glad to finally sign binding agreements with them. We look forward to creating a new and profitable opportunity for 1st generation ethanol plant owners, as well as accelerating the use of 2nd generation cellulosic feedstocks to produce isobutanol,” said Pramod Chaudhari, Executive Chairman of Praj.

“Praj is a global leader, particularly in the non-corn ethanol sector. Praj shares the vision of Gevo of making bio-based products for chemicals and fuels, adding value to existing alcohol plants. We are pleased to see them making these investments, demonstrating their belief in our isobutanol technology. Licensing is expected to be a key growth area for Gevo, and we very much look forward to Praj being one of Gevo’s key partners in rolling out our technology globally. We are also excited to be able to leverage their engineering expertise to potentially help improve our operating costs at Luverne. Any efficiencies we identify will help improve the overall operating costs of isobutanol, which will only expand the profit potential for Gevo and our future licensees,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minn. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

About Praj Industries Limited

Praj is a global process solutions company driven by innovation and integration capabilities, offers solutions to add significant value to bio-ethanol facilities, brewery plants, water & wastewater treatment systems, critical process equipment & systems, high purity solutions and bioproducts. Over the past three decades, Praj has focused on environment, energy and agri process led applications. Praj has been a trusted partner for process engineering, plant & critical equipment and systems with over 600 references across five continents. Solutions offered by Praj are backed by its state of the art R&D Center called Matrix. Led by an accomplished and caring leadership, Praj is a socially responsible corporate citizen. Praj is listed on the Bombay and National Stock Exchanges of India. For more information, visit www.praj.net.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2014, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

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